SIFCO Industries, Inc. (“SIFCO”) Announces
Fiscal 2015 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its fiscal year 2015 and fourth quarter, which ended September 30, 2015.
Fiscal Year

•	Net sales in fiscal 2015 decreased 8.7% to $109.3 million, compared with $119.7 million in fiscal 2014.

•	Loss from continuing operations in fiscal 2015 was $3.6 million, or $(0.66) per diluted share, compared with income of $5.6 million, or $1.03 per diluted share, in fiscal 2014.

•	Net Loss for fiscal 2015 was $2.9 million, or $(0.53) per diluted share, compared with net income of $5.0 million, or $0.92 per diluted share, in fiscal 2014.

Fourth Quarter

•	Net sales in the fourth quarter of fiscal 2015 increased 8.9% to $35.9 million, compared with $33.0 million in the fourth quarter of fiscal 2014.

•
Loss from continuing operations in the fourth quarter of fiscal 2015 was $0.4 million, or $(0.06) per diluted share, compared with income of $1.0 million, or $0.17 per diluted share, in the fourth quarter of fiscal 2014.

•
Net Loss for the fourth quarter of fiscal 2015 was $0.4 million, or $(0.07) per diluted share, compared with net income of $0.7 million, or $0.13 per diluted share, in the fourth quarter of fiscal 2014.

CEO Michael S. Lipscomb stated, “We appreciate the understanding and patience of our shareholders as we release our results for fiscal 2015. Our delay in filing was due, primarily to unanticipated turn-over in some key finance positions and the implementation of a new ERP system at our largest facility. We are implementing several organization and procedural changes in order to address these issues.

Regarding our performance, fiscal 2015 was a year of continued change for SIFCO as the Company executed on the transformative changes set in motion in previous years. Changes in our customer base, processes, management team, management systems, SEC filing status, and the completion of our acquisition of C*Blade have repositioned the Company into the aerospace and energy focused forging business that SIFCO is today. These changes are not insignificant and have come at a cost.  In continuing to take steps to support our strategic vision, the Company continues to diversify its aerospace forging business, resulting in new business that was won in a very competitive market. This new business resulted in lower overall margins and the introduction of new processes and technologies to the Company that come with a learning curve. The Company installed a new ERP system in our Cleveland and Alliance locations and plans are in place to expand the implementation to our remaining locations. The implementation came with its own share of challenges but the system is critical to facilitate the management, oversight and control of our growing international operations. The system also sets the foundation for the consolidation and centralization of "duplicate" services in the various support departments. SIFCO continues to be an accelerated filer and incur additional costs associated with meeting expanded reporting and internal controls requirements.  The experience gained by our workforce with these additional requirements and the full implementation of the new ERP system will lower the compliance costs as we move forward. Lastly, the completion of the C*Blade acquisition marked a major milestone for SIFCO as it helped transform the Company into a multi-

national aerospace and energy company that has locations near our worldwide customer base. C*Blade's "best in class" forging and machining capabilities and European location will help serve both our aerospace and energy markets with high quality, cost effective solutions for their growing businesses. Overall, we believe that our strategy remains sound, our target markets remain strong and SIFCO is committed to driving improved profitability in fiscal 2016 and beyond."

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2015 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Fiscal Year Ended September 30
(Amounts in thousands, except per share data)

	Fiscal Year Ended September 30,
	2015	2014
Net sales	$109,301	$119,654
Cost of goods sold	93,569	94,325
Gross profit	15,732	25,329
Selling, general and administrative expenses	19,167	15,084
Amortization of intangible assets	2,245	2,161
Loss (Gain) on disposal or impairment of operating assets	63	(3)
Operating (loss) income	(5,743)	8,087
Interest income	(10)	(17)
Interest expense	584	201
Foreign currency exchange (gain) loss, net	215	(20)
Other income, net	(507)	(433)
Income (loss) from continuing operations before income tax (benefit) provision	(6,025)	8,356
Income tax (benefit) provision	(2,444)	2,753
Income (loss) from continuing operations	(3,581)	5,603
Income (loss) from discontinued operations, net of tax	709	(580)
Net income (loss)	$(2,872)	$5,023

Income (loss) per share from continuing operations
Basic	$(0.66)	$1.04
Diluted	$(0.66)	$1.03

Income (loss) per share from discontinued operations, net of tax
Basic	$0.13	$(0.11)
Diluted	$0.13	$(0.11)

Net income (loss) per share
Basic	$(0.53)	$0.93
Diluted	$(0.53)	$0.92

Weighted-average number of common shares (basic)	5,438	5,402
Weighted-average number of common shares (diluted)	5,438	5,424

Quarter Ended September 30
(Amounts in thousands, except per share data)

	Quarter Ended September 30,
	2015	2014
Net sales	$35,889	$32,959
Gross profit	4,065	6,747

Income from continuing operations	(366)	955

(Loss) from discontinued operations, net of tax	(27)	(212)
Net income	$(393)	$743

Income per share from continuing operations
Basic	$(0.06)	$0.17
Diluted	$(0.06)	$0.17
Income (loss) per share from discontinued operations, net of tax
Basic	$(0.01)	$(0.04)
Diluted	$(0.01)	$(0.04)
Net Income (loss) per share
Basic	$(0.07)	$0.13
Diluted	$(0.07)	$0.13

Contacts

SIFCO Industries, Inc.
Salvatore Incanno, 216-881-8600
www.sifco.com